UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Marcus & Millichap

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Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

March 21, 2014

Dear Stockholder:

I am pleased to invite you to attend the 2014 Annual Meeting of Stockholders of Marcus & Millichap, Inc. The meeting will be held on Tuesday, May 6, 2014 at 2:00 p.m. local time at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025.

We are furnishing our proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On March 21, 2014, we mailed to our stockholders a notice containing instructions on how to access our Proxy Statement and 2013 Annual Report to Stockholders and to vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials. If you received your annual meeting materials by mail, the Proxy Statement, 2013 Annual Report to Stockholders and proxy card were enclosed.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation
Election of directors	FOR

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014	FOR

Approve the adoption of the Executive Short-Term Incentive Plan	FOR

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2014 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the annual meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the notice or on the proxy card regarding your voting options. Only stockholders showing proof of ownership on the record date will be allowed to attend the meeting in person.

Sincerely yours,

John J. Kerin

President and Chief Executive Officer

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	2:00 p.m. local time on Tuesday, May 6, 2014

PLACE	Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025

AGENDA	•	Elect the two director nominees named in the Proxy Statement

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014

•	Approve the adoption of the Executive Short-Term Incentive Plan

•	Transact such other business as may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	March 10, 2014

VOTING	Please vote as soon as possible to record your vote, even if you plan to attend the annual meeting. Your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented at the meeting, unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You have three options for submitting your vote before the annual meeting:

•	Internet

•	Phone

•	Mail

By Order of the Board of Directors,

John J. Kerin

President and Chief Executive Officer

Calabasas, California

March 21, 2014

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On March 21, 2014, we mailed most of our stockholders on the record date a Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access and review all of the important information contained in our proxy materials, including our Proxy Statement and our 2013 Annual Report to Stockholders. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other stockholders, in accordance with their prior requests, have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 6, 2014:

The Notice of the 2014 Annual Meeting, the Proxy Statement and

the 2013 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/18576.

ATTENDING THE ANNUAL MEETING

•	Doors open at 1:30 p.m. local time

•	Meeting starts at 2:00 p.m. local time

•	Proof of Marcus & Millichap, Inc. stock ownership and photo identification will be required to attend the annual meeting

•	You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting

QUESTIONS

For questions regarding	Contact:
Annual meeting	Marcus & Millichap, Inc. Attention: Martin E. Louie 23975 Park Sorrento, Suite 400 Calabasas, California 91302 (818) 212-2250

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC 6201 15th Avenue, 3rd Floor Brooklyn, NY 11219 (800) 937-5449 www.amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2014 Annual Meeting of Stockholders and any postponement or adjournment of the meeting for the matters set forth in “Notice of 2014 Annual Meeting of Stockholders.” The annual meeting will be held on Tuesday, May 6, 2014 at 2:00 p.m. local time at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025. We made this Proxy Statement available to stockholders beginning on March 21, 2014.

Record Date	March 10, 2014

Quorum	Holders of a majority of the voting power of all issued and outstanding shares on the record date must be present in person or represented by proxy

Shares Outstanding	36,600,897 shares of common stock outstanding as of March 10, 2014

Voting by Proxy	Internet, telephone, or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the annual meeting, even if they plan to attend the meeting. In order to be counted, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Standard Time on May 5, 2014. Stockholders can vote in person during the meeting. Stockholders of record who attend the annual meeting in person may obtain a ballot. Beneficial holders who attend the annual meeting in person must obtain a proxy from their broker, bank, or other nominee prior to the date of the annual meeting and present it with their ballot. Voting in person by a stockholder during the meeting will replace any previous votes.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated proxy card, by voting in person at the annual meeting, by delivering instructions to our Corporate Secretary before the annual meeting or by voting again using the Internet or telephone before the cut-off time. (Your latest Internet or telephone proxy is the one that will be counted.) If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees, one vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 and one vote on the adoption of the Executive Short-Term Incentive Plan. The election of directors is determined by the plurality of votes. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the adoption of the Executive Short-Term Incentive Plan are determined by a majority of votes cast affirmatively or negatively.

Effect of Abstentions and Broker Non-Votes	Shares voting “withhold” have no effect on the election of directors. In the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 and the adoption of the Executive Short-Term Incentive Plan, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on the election of directors or the adoption of the Executive Short-Term Incentive Plan. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each proposal, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of nominations and agenda items for the annual meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the annual meeting, other than the items from the Board described in this Proxy Statement.

Voting Results	We will announce preliminary results at the annual meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board; Selection of Nominees

Our Board is divided into three classes serving staggered three-year terms. At the 2014 Annual Meeting of the Stockholders (the “Annual Meeting”), you and the other stockholders will elect two individuals to serve as directors for three-year terms that end at the 2017 Annual Meeting of Stockholders.

Our Nominating and Corporate Governance Committee is charged with identifying, evaluating and recommending to the full Board director nominees. There are no minimum qualifications for director. The Nominating and Corporate Governance Committee generally seeks individuals with broad experience at the policy-making level in business, or with particular industry expertise. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes. We also look for financial oversight experience, financial community experience and a good reputation with the financial community; business management experience; business contacts, business knowledge and influence that may be useful to our business; and knowledge about our industry. We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by Board members, members of our management and our stockholders, and does not evaluate candidates differently based upon the source of the nominee.

Both of the nominees, John J. Kerin and Norma J. Lawrence, are now members of the Board. The terms of both John J. Kerin and Norma J. Lawrence will expire at the Annual Meeting.

The individuals named as proxyholders will vote your proxy for the election of the two nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years and the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experience, qualifications, attributes or skills that led our Nominating and Corporate Governance Committee to conclude that each person should serve as a director. Unless the context requires otherwise, the words “Marcus & Millichap,” “we,” the “Company,” “us” and “our” refer to Marcus & Millichap, Inc. since June 2013 and Marcus & Millichap Real Estate Investment Services, Inc. before June 2013.

Nominees for Election for a Three-Year Term Ending with the 2017 Annual Meeting

John J. Kerin, 58, has served as President and Chief Executive Officer of the Company since 2010 and as a director since March 1996. Prior to his appointment as President and CEO of the Company, Mr. Kerin was a senior vice president and managing director from 1996 to 2010, responsible for the operations of 18 offices nationwide. Mr. Kerin joined the firm as a sales professional in 1981, ranking among the top 10 sales professionals nationwide in 1985 and 1986, and was promoted to senior investment associate in 1987. In 1987, Mr. Kerin became the regional manager of the Los Angeles office, where he succeeded in making it one of the top-producing offices in the firm. He was elected first vice president in 1994 and promoted to managing director in 1996. Mr. Kerin received a B.A. in Communications from Loyola Marymount University. Mr. Kerin has extensive knowledge of the Company and over 30 years of experience working in the real estate industry.

Norma J. Lawrence, 59, became a director in October 2013. Ms. Lawrence served as a partner in the audit department of KPMG LLP where she specialized in real estate. Ms. Lawrence was with KPMG from 1979 through 2012 and she was a member of the National Association of Real Estate Investment Trusts, the Pension Real Estate Association, the National Council of Real Estate Investment Fiduciaries, the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants. She also was a member of the Organization of Women Executives, the Valley Development Forum and the Los Angeles Chapter of Construction Financial Management Association. Ms. Lawrence received a B.A. in mathematics and an M.B.A. in finance and accounting from the University of California, Los Angeles. Ms. Lawrence possesses particular knowledge and expertise in accounting and financial matters in the real estate industry.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

Directors Continuing in Office Until the 2015 Annual Meeting

William A. Millichap, 70, has served as our co-chairman since 2000 and also acts in an advisory capacity to the Company. Mr. Millichap served as our president from 1986 to 2000. Mr. Millichap has also served as a board member and managing director of Marcus & Millichap Company since 1985, and was president of Marcus & Millichap Company from 1986 to 2000. He was also the managing partner of Marcus & Millichap Venture Partners. Mr. Millichap also served on the board of directors of Essex Property Trust from 1994 to 2009, and LoopNet, Inc. from 1999 to 2008. In addition, Mr. Millichap was one of the founders of San Jose National Bank and The Mid Peninsula Bank of Commerce, where he served on the board of directors. Mr. Millichap served on the board of directors of the National Multi Housing Council and is a member of the International Council of Shopping Centers, the Urban Land Institute and the National Venture Capital Association. Mr. Millichap received a B.S. in Economics from the University of Maryland and served as an officer in the United States Navy. Mr. Millichap, co-founder of Marcus & Millichap Company, has substantial business and real estate industry expertise due to various leadership roles. He has extensive knowledge of the Company, over 35 years of experience working the real estate industry, and significant experience serving on boards of other public companies.

Nicholas F. McClanahan, 69, became a director in October 2013. Mr. McClanahan served as managing director of strategic relationships at Accretive Advisor Inc. from September 2010 to February 2012. From April 1971 through April 2006, Mr. McClanahan worked at Merrill Lynch & Co. in various positions including as executive vice president of Merrill Lynch Canada and managing director of Merrill Lynch Private Banking Group from 2003 to 2005. Mr. McClanahan received a B.B.A. in finance from Florida Atlantic University and is a graduate of the Securities Industry Institute executive education program at The Wharton School at the University of Pennsylvania. Mr. McClanahan possesses particular knowledge and experience in finance, capital structure, strategic planning, management and investment.

Directors Continuing in Office Until the 2016 Annual Meeting

George M. Marcus, 72, is our founder and has served as our chairman since 1971. Mr. Marcus is also the founder and chairman of Marcus & Millichap Company, and the chairman of various companies affiliated with Marcus & Millichap Company, including SummerHill Homes and Pacific Urban Residential. Mr. Marcus is also the founder and chairman of Essex Property Trust, a public multifamily real estate investment trust. Mr. Marcus was also one of the original directors of Plaza Commerce Bank and Greater Bay Bancorp, both of which were formerly publicly held financial institutions. From 2000 to 2012, Mr. Marcus was a member of the Board of Regents of The University of California. He is a member of the Real Estate Roundtable, the Bay Area Council and the Policy Advisory Board of the University of California at Berkeley—Center for Real Estate and Urban Economics. He received a B.A. in economics from San Francisco State University and is also a graduate of the Harvard Business School of Owners/Presidents Management Program and the Georgetown University Leadership Program. He has extensive knowledge of the Company, over 35 years of experience working in the real estate industry and significant experience serving on boards of other public companies.

George T. Shaheen, 69, became a director in October 2013. Mr. Shaheen currently serves as chairman of the board of Korn/Ferry International, an international executive search and consulting firm. He also serves on the board of directors of NetApp, Inc., 24-7, Inc. and Green Dot Corporation, and previously served on the boards of PRA International and Univita Health. He is also a member of the strategic advisory board of Genstar Capital. From December 2006 until July 2009, Mr. Shaheen was the chief executive officer and chairman of the board of Entity Labs, Ltd. Mr. Shaheen was the chief executive officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the chief executive officer and chairman of the board of Webvan Group, Inc. Mr. Shaheen was previously the chief executive officer and global managing partner of Andersen Consulting, which later became Accenture, from 1988 to 1999. He has served as an IT Governor of the World Economic Forum and as a member of the board of advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the board of trustees of Bradley University. Mr. Shaheen received a B.S. in marketing and an M.B.A. in management from Bradley University. Mr. Shaheen has extensive experience as a senior executive and director of numerous companies, and he possesses significant business and leadership knowledge and experience.

Don C. Watters, 71, became a director in October 2013. Mr. Watters is a director emeritus of McKinsey & Company, the global management consulting firm, where he continues to lead training programs for consultants. During his 28 years with McKinsey & Company, Mr. Watters served primarily Fortune 500 sized private sector clients in over a dozen different industries on issues of strategy, organization and operations. He served on the board of directors of Merant PLC, a publicly-traded company based in the United Kingdom from the late 1990’s to 2004. Additionally, Mr. Watters was on the advisory board of Cunningham Communication, Inc. Mr. Watters has served on the board of directors of numerous non-profit organizations, including the San Jose Ballet, the Tech Museum of Innovation, the American Leadership Forum Silicon Valley, the American Leadership Forum National, United Way Silicon Valley and the Bay Area Garden Railway Society. He is on the advisory board of the Markkula Center for Applied Ethics at Santa Clara University. Mr. Watters received a B.S. in engineering from the University of Michigan and an M.B.A. from Stanford University. Mr. Watters possesses substantial knowledge and experience in strategic planning, organization, operations and leadership of complex organizations.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels and directs management in the long-term interests of the Company and our stockholders. The Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers;

•	overseeing the risks that the Company faces;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings and acted by written consent from time to time as appropriate.

The Board is divided into three classes. The Class I directors, Norma J. Lawrence and John J. Kerin, have served an initial term and are subject to election at the upcoming Annual Meeting, the Class II directors, Nicholas F. McClanahan and William A. Millichap, will serve an initial term until the 2015 Annual Meeting of Stockholders, and the Class III directors, George M. Marcus, Don C. Watters and George T. Shaheen, will serve an initial term until the 2016 Annual Meeting of Stockholders. Each class will be elected for three-year terms following its respective initial term.

Our Bylaws do not dictate a particular Board structure and the Board is free to determine whether or not to have a Chairman and, if so, to select that Chairman and our CEO in the manner it considers our best interest. Currently, the Board has selected George M. Marcus and William A. Millichap to hold the positions of Co-Chairman of the Board. Mr. Marcus’ and Mr. Millichap’s experience at the Company has afforded them intimate knowledge of the issues, challenges and opportunities facing the Company’s business. Accordingly, they are well positioned to focus the Board’s attention on the most pressing issues facing the Company. The Board has appointed Don C. Watters as its lead independent director. As lead independent director, Mr. Watters will oversee the executive sessions of the independent directors and will serve as a liaison between the independent directors and the Co-Chairmen. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Independence

The Board is currently composed of seven directors. Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of a listed company’s board of directors.

The Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that Nicholas F. McClanahan, Don C. Watters, George T. Shaheen and Norma J. Lawrence, representing four of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent,” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Transactions Considered in Independence Determinations

In making its independence determinations, the Board considered transactions that occurred since the beginning of fiscal year 2011 between the Company and entities associated with the independent directors or members of their immediate family. All identified transactions that appeared to relate to the Company and a family member of, or entity with a known connection to, a director were presented to the Board for consideration.

Except for George M. Marcus and William A. Millichap, none of the non-employee directors were disqualified from “independent” status under the objective tests. In making its subjective determination that each of our Company’s non-employee directors other than Messrs. Marcus and Millichap are independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. The Board considered the transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, and the SEC, NYSE and U.S. Internal Revenue Service (“IRS”) standards for compensation committee members. Based on all of the foregoing, as required by the NYSE rules, the Board made a subjective determination that no relationships exist that, in the opinion of the Board, would impair the director’s independence.

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Each of the Board committees has a written charter approved by the Board, and we post each charter on our web site at http://www.marcusmillichap.com/. Each committee can engage outside experts, advisors and counsel to assist the committee in its work. The following table identifies the current committee members.

Name	Audit	Compensation	Nominating and Corporate Governance	Executive Committee
John J. Kerin				✓

Norma J. Lawrence	Chair

George M. Marcus			Chair	Chair

Nicholas F. McClanahan		✓	✓

William A. Millichap		✓		✓

George T. Shaheen	✓		✓

Don C. Watters	✓	Chair

Number of Committee Meetings Held in 2013	1	1	0	0

Audit Committee. Our Audit Committee currently consists of Norma J. Lawrence, Don C. Watters and George T. Shaheen. The Board has affirmatively determined that each of such directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Norma J. Lawrence qualifies as an “audit committee financial expert” under the applicable SEC rules and regulations and that she is “financially literate” as that term is defined by the NYSE corporate governance requirements. Our Audit Committee is responsible for:

•	reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the Audit Committee Report that the SEC requires in our annual proxy statement.

Compensation Committee. Our Compensation Committee currently consists of Don C. Watters, Nicholas F. McClanahan and William A. Millichap. The Board has affirmatively determined that other than Mr. Millichap, each of such directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Mr. Millichap is expected to resign from the Compensation Committee within one year of the date that our shares became listed on the NYSE. Our Compensation Committee is responsible for:

•	overseeing our compensation policies, plans and benefit programs;

•	reviewing and approving for our executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•	preparing the Compensation Committee Report that the SEC will require to be included in our annual proxy statement; and

•	administering our equity compensation plans.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of George M. Marcus, Nicholas F. McClanahan and George T. Shaheen. The Board has affirmatively determined that other than Mr. Marcus, each of such directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Mr. Marcus is expected to resign from the Nominating and Corporate Governance Committee within one year of the date that our shares became listed on the NYSE. Our Nominating and Corporate Governance Committee is responsible for:

•	identifying, evaluating and recommending to the Board for nomination candidates for membership on the Board;

•	preparing and recommending to the Board corporate governance guidelines and policies; and

•	identifying, evaluating and recommending to the Board the chairmanship and membership of each committee of the Board.

Executive Committee. Our Executive Committee currently consists of George M. Marcus, William A. Millichap and John J. Kerin. The Executive Committee acts on matters when a meeting of the full Board is impracticable and has all the powers of the Board except those powers reserved by law to the full Board or as limited by the Executive Committee Charter. The Executive Committee did not meet in 2013.

Attendance at Board, Committee and Annual Stockholders’ Meetings

This will be our first annual meeting. We expect each director to attend every meeting of the Board and the committees on which he or she serves, and we encourage them to attend the annual meetings of the stockholders. Each of the directors attended all of the meetings of the Board and the committees on which they served in 2013, and we expect that all directors will attend the upcoming Annual Meeting.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process will include receiving regular reports from members of senior management, as well as external advisors, on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) will receive these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management will take to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally will provide a summary to the full Board at the next Board meeting. This will enable the Board and its committees to coordinate the risk oversight role. The Audit Committee will assist the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee will assess, at least annually, the risks associated with our compensation policies. The Nominating and Corporate Governance Committee will assist the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Corporate Governance Guidelines and Code of Ethics

We have adopted Corporate Governance Guidelines and a Code of Ethics that apply to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Corporate Governance Guidelines and Code of Ethics are available at our website at http://www.marcusmillichap.com/. Any amendments to the Corporate Governance Guidelines and Code of Ethics, or any waivers of their requirements required to be disclosed pursuant to SEC or NYSE requirements, will be disclosed on the website.

Communications from Stockholders and Other Interested Parties to Directors

The Board recommends that stockholders and other interested parties initiate communications with the Board, any committee of the Board or any individual director in writing to the attention of our Corporate Secretary at our principal executive office at 23975 Park Sorrento, Suite 400, Calabasas, CA 91302. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2014

Ernst & Young LLP served as our independent registered public accounting firm for 2012 and 2013. The Audit Committee has once again selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. As a matter of good corporate governance, the Audit Committee is submitting its appointment to our stockholders for ratification. If the appointment of Ernst & Young LLP is not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the proposal, the Audit Committee will review its future appointment of an independent registered public accounting firm in light of that vote result.

The Audit Committee pre-approves and reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. For additional information concerning the Audit Committee and its activities with the independent registered public accounting firm, see “Corporate Governance” and “Audit Committee Report” in this Proxy Statement.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Independent Registered Public Accounting Firm

The following table shows the fees and related expenses for audit and other services provided by Ernst & Young LLP 2012 and 2013. The services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2012	2013
Audit Fees	$424,500	$1,867,000
Audit-Related Fees	—	—
Tax Fees	—	20,547
All Other Fees	150,056	90,545

Total	$574,556	$1,978,092

Audit Fees. This category includes fees for (i) the audit of our annual consolidated financial statements, (ii) reviews of our quarterly condensed consolidated financial statements, (iii) services in connection with our registration statements, including our registration statement on Form S-1 related to our initial public offering (the “IPO”), and (iv) services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Services.” These services include, but are not limited to, consultations concerning financial accounting and reporting standards and audits in connection with acquisitions.

Tax Fees. This category includes fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring. Prior to October 31, 2013, we participated in a tax-sharing agreement (“TSA”) with our former parent company Marcus & Millichap Company (“MMC”), and provided for income taxes based on a 43.5% rate specified in the TSA. Generally, under the TSA, all tax compliance and advisory services were provided to, and paid by, MMC on behalf of all entities included in the TSA. As a stand-alone taxpayer, we may incur higher fees for tax services in future periods.

All Other Fees. This category includes fees for products and services other than the services reported above.

The Audit Committee determined that Ernst & Young LLP’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Ernst & Young LLP has provided since our IPO in accordance with the pre-approval policy discussed above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the three directors whose names appear below. The Audit Committee is composed exclusively of directors who are independent under the NYSE listing standards and the SEC rules.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company’s financial statements for the year ended December 31, 2013 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable Public Company Accounting Oversight Board and SEC requirements.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K for 2013.

Norma J. Lawrence (Chair)

Don C. Watters

George T. Shaheen

PROPOSAL 3: APPROVAL OF THE EXECUTIVE SHORT-TERM

INCENTIVE PLAN WITH RESPECT TO COVERED EMPLOYEES

We are requesting that you approve the Executive Short-Term Incentive Plan (the “Executive STIP”), a copy of which is attached hereto as Appendix A, with respect to covered employees as defined below. Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and guidance promulgated thereunder require that the stockholders approve the material terms of the Executive STIP in order to grant fully deductible, performance-based bonuses to the covered employees thereunder. Therefore, the Company is asking stockholders to approve the Executive STIP in order to satisfy the requirements of Section 162(m).

The Executive STIP was adopted by the Board on March 13, 2014, subject to stockholder approval with respect to current and future covered employees (“covered employees”) as determined under Section 162(m). The material terms of the Executive STIP are summarized below.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE EXECUTIVE SHORT-TERM INCENTIVE PLAN WITH RESPECT TO COVERED EMPLOYEES.

Purpose of the Request for Approval

The Board believes that a well designed incentive compensation plan (a “bonus plan”) for our executive officers is a significant factor in improving our operating and financial performance, thereby enhancing stockholder value. Important elements of such a bonus plan include:

•	pre-established goals and objectives for each performance period;

•	objective, measurable factors bearing on financial results and other metrics as the basis for any payments made under the plan; and

•	administrative oversight of the plan by the Compensation Committee.

The Board also generally believes that all amounts paid pursuant to such a bonus plan should be deductible by us as a business expense. Section 162(m) potentially limits the deductibility of bonuses paid to a company’s principal executive officer and its next three most highly compensated officers (other than its principal financial officer) under a bonus plan, unless the bonus plan under which such bonuses are paid meets specified criteria, including stockholder approval.

Briefly, Section 162(m) requires the following to ensure that bonuses paid to covered employees under the Executive STIP are fully deductible:

•	bonuses to be paid pursuant to an objective formula;

•	certification by the Compensation Committee that the performance goals in the formula have been satisfied; and

•	that the stockholders of the Company have approved the material terms of the Executive STIP which include: (i) the eligible participants; (ii) the individual bonus limitation; and (iii) the business criteria on which performance goals are based.

The Board believes the adoption of the Executive STIP to be in the best interest of stockholders and recommends approval with respect to covered employees. If the Executive STIP is not approved by our stockholders, bonuses shall not be paid to covered employees under the Executive STIP.

Material Features of the Executive STIP

The following is a summary of the material features of the Executive STIP. This summary does not purport to be a complete description of all of the provisions of the Executive STIP and is qualified in its entirety by reference to the Executive STIP, a copy of which is attached as Appendix A to this Proxy Statement and incorporated herein by reference.

Purpose

The purpose of the Executive STIP is to motivate and reward eligible employees for their contributions towards the achievement by us of certain objective performance goals related to our financial and operational performance.

It is the intention of the Company and the Compensation Committee to administer the Executive STIP in compliance with Section 162(m) with respect to covered employees. With respect to all other participants, the Executive STIP may be operated without regard to the constraints of Section 162(m). However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that awards made under the Executive STIP to covered employees will qualify for exemption under Section 162(m). In addition, there may be circumstances under which we do not make awards that comply with Section 162(m).

Participants

Individuals eligible for Executive STIP awards are officers of the Company (as determined by the Compensation Committee), which include the covered employees. The participants in the Executive STIP for the fiscal year 2014 and all future years will be at the discretion of the Compensation Committee.

Administration

The Executive STIP is administered by the Compensation Committee, which has the authority to interpret the Executive STIP, including all decisions on eligibility to participate, the establishment of performance goals, the amount of awards payable under the Executive STIP and the payment of awards. The members of the Compensation Committee must qualify as “outside directors” under Section 162(m). The Compensation Committee may delegate, in whole or in part, its administrative authority with respect to Executive STIP awards to participants other than covered employees.

Performance Goals

Awards under the Executive STIP to each participant will be based on an individual incentive target for the performance period established by the Compensation Committee and the satisfaction of the applicable performance goal(s) determined by the Compensation Committee for such performance period. Under the Executive STIP, a performance goal is an objective formula or standard. Such formula or standard is based on one or more of the following objectively defined and non-discretionary business criteria and any objectively verifiable and non-discretionary adjustment(s) thereto permitted and pre-established by the Compensation Committee in accordance with Section 162(m): (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, stock-based compensation expense, depreciation and/or amortization; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) capital expenditures, cost targets, reductions and savings and expense management; and (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic or product specialty expansion, recruitment and retention goals, or objective customer or agent satisfaction , and objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions, each with respect to the Company and/or one or more of its affiliates or operating units.

As determined in the discretion of the Compensation Committee, the performance goals for any performance period may (i) differ from participant to participant, from performance period to performance period and from award to award; (ii) be measured against our performance as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company; (iii) be determined in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular us); (iv) be based on a per share and/or share per capita basis, (v) be based on a pre-tax or after-tax basis, and/or (vi) be determined using an actual foreign exchange rate or on a foreign exchange neutral basis. Awards issued to participants who are not subject to the limitations of Section 162(m) may take into account other factors (including subjective factors). A performance period is any period up to 36 months in duration as determined by the Compensation Committee.

Payment of Awards

The payment of an award for a given performance period requires the participant to be employed on the date the award is to be paid, subject to exceptions which may be made by the Compensation Committee in its sole discretion. Prior to the payment of any award under the Executive STIP to a covered employee, the Compensation Committee must certify in writing that the terms and conditions underlying the payment of such award have been satisfied. Awards under the Executive STIP will be paid in cash, in accordance with Section 162(m) and Section 409A of the Code.

The maximum amount of any awards that can be paid under the Executive STIP to any participant with respect to any 12-month performance period is $5,000,000. The Compensation Committee, in its sole discretion, may reduce or eliminate the amount of any award otherwise payable to a participant under the Executive STIP. With respect to participants who are not subject to the limitations of Section 162(m), the Compensation Committee, in its sole discretion, may increase the amount of an award otherwise payable under the Executive STIP.

Term and Amendment

The Executive STIP will be effective for performance periods beginning in the fiscal year ending in 2014. The Executive STIP does not have a fixed termination date and may be terminated by the Compensation Committee at any time, provided that such termination will not affect the payment of any awards accrued under the Executive STIP prior to the time of termination. The Compensation Committee may amend or suspend and, if suspended, reinstate, the Executive STIP in whole or in part at any time, provided that any amendment of the Executive STIP will be subject to stockholder approval to the extent required by Section 162(m) or any other applicable laws, regulations or rules.

New Plan Benefits

All awards to participants are based on actual performance during the fiscal year ending in 2014 (and future fiscal years) and are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Executive STIP are not determinable at this time. Cash bonuses paid to our named executive officers for 2013 are shown in this Proxy Statement in the Summary Compensation Table included in the section entitled “Compensation of the Named Executive Officers and Directors.” In March 2014, the Compensation Committee set performance goals for our fiscal year ending in 2014 for cash awards payable based on the achievement of net pre-tax income with respect to us or a business unit of ours depending on the covered employee under the Executive STIP.

The following table sets forth the target awards that would be payable to the persons and groups of persons named in the table, assuming that the applicable performance goals established by the Compensation Committee for 2014 are exactly 100% achieved, the participants’ target awards are those in effect as of December 31, 2013 and that they remain constant throughout the performance period, the participants are employees at the time of payment, and the Compensation Committee chooses not to reduce the award otherwise payable to any participant. There can be no assurance that these assumptions actually will occur, and therefore, there can be no assurance that the target awards shown below will be paid.

Executive STIP

Name and Position	Target Cash Award Dollar Value
John J. Kerin(1)
President and Chief Executive Officer	$1,350,000
Gene A. Berman(2)
Executive Vice President	$900,000
Hessam Nadji
Chief Strategy Officer	$800,000
All executive officers as a group	$3,400,000
All directors, excluding executive officers, as a group(3)	—
All employees, excluding executive officers, as a group(4)	—

Footnotes:

(1)	The amount reflects bonus at target.
(2)	The amount reflects bonus at target.
(3)	The Company’s non-employee directors are not eligible to participate in the Executive STIP.
(4)	The Company’s non-executive officer employees are not eligible to participate in the Executive STIP.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3 TO APPROVE THE EXECUTIVE SHORT-TERM INCENTIVE PLAN WITH RESPECT TO COVERED EMPLOYEES.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

This executive compensation section discloses the compensation awarded to or earned by our “named executive officers” during 2012 and 2013. They are:

•	John J. Kerin, our President and Chief Executive Officer;

•	Gene A. Berman, our Executive Vice President; and

•	Hessam Nadji, our Chief Strategy Officer.

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to each of our Chief Executive Officer and the two most highly compensated executive officers other than our principal executive officer during the years ended December 31, 2012 and December 31, 2013. Throughout this Proxy Statement, these three officers are referred to as our named executive officers. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
John J. Kerin	2013	400,000	1,600,000	3,767,587	—	—	273,573	37,431	6,078,591
President and Chief Executive Officer	2012	400,000	1,500,000	—	—	—	1,356,747	36,024	3,292,771

Gene A. Berman	2013	300,000	900,000	5,194,533	—	—	293,709	29,991	6,718,233
Executive Vice President	2012	300,000	843,487	—	—	—	677,123	30,007	1,850,617

Hessam Nadji	2013	250,000	762,500	1,557,668	—	—	26,838	47,848	2,644,854
Chief Strategy Officer	2012	250,000	625,000	—	—	—	460,865	41,936	1,377,801

(1)	Prior to the change of our fiscal year end from March 31 to December 31, the bonus performance periods ran from April 1 to March 31 of each year. The bonus for 2013, as reported above, reflects an allocation of 25% of the bonus for the period April 1, 2012 through March 31, 2013 and 100% of the bonus for the period April 1, 2013 through December 31, 2013. The bonus for 2012, as reported above, reflects an allocation of 25% of the bonus for the period April 1, 2011 through March 31, 2012 and 75% of the bonus for the period April 1, 2012 through March 31, 2013. The total bonus amounts for April 1, 2012 through March 31, 2013 were as follows: Mr. Kerin ($1,600,000), Mr. Berman ($900,000) and Mr. Nadji ($650,000). The total bonus amounts for April 1, 2011 through March 31, 2012 were as follows: Mr. Kerin ($1,200,000), Mr. Berman ($673,949) and Mr. Nadji ($550,000). The bonuses payable to the executives are discretionary. See “Employment Agreements” below for additional information on the calculation of Mr. Kerin’s annual bonus.
(2)

This column represents the aggregate grant date fair value of deferred stock units (“DSUs”) granted in 2013, computed in accordance with ASC 718. The fair value of the DSUs was based upon the Company’s initial offering price, discounted for the sales restrictions in accordance with ASC 718. The value of the discount was determined using an independent third-party valuation. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors. In conjunction with our IPO, the vesting of all unvested restricted stock and all unvested stock appreciation rights (“SARs”) was accelerated, and the SARs were frozen at the liability amount calculated as of March 31, 2013, which will be paid out to each executive officer in installments upon retirement or departure under the terms of the existing program. The frozen SAR account balance will be credited with interest on an annual basis. To replace the beneficial ownership represented by the SARs, the difference between the book value liability and the fair value of the awards was granted to the executive officers effective upon the closing of the IPO, in the form of DSUs.

(3)	As set forth in the below table, the amounts in this column reflect (1) the earnings for calendar years 2012 and 2013 on each executive’s nonqualified deferred compensation account and (2) the aggregate increase in “appreciation value” for executive’s SARs for calendar years 2012 and 2013. The SARs constitute deferred compensation as they were cash-settled awards only payable upon death, disability or mutual termination and, therefore, lack an option-like feature. In connection with our IPO, all of the outstanding SARs were fully vested and frozen at a liability amount calculated as of March 31, 2013 (such liability value, the “SAR Account Balance”). The Company will begin to accrue interest starting on January 1, 2014 based on SAR account balances. Thereafter, the SAR Account Balance will be credited with earnings each January 1, commencing on January 1, 2015, based on an earnings rate equal to the rate for a 10-Year Treasury Note as in effect on the date earnings are credited plus 200 basis points. Thus, as no interest was credited to the Account Balance for calendar year 2013, the only reportable earnings on the SARs is the increase in value from January 1, 2013 until March 31, 2013, which was the date the value of the SARs was fixed. For calendar year 2012, the reportable earnings on the SARs is the increase in value during calendar year 2012. Upon a payment event, the Account Balance is paid to the executive in 10 annual installments, with the first installment due within 30 days after the end of year in which the termination occurs or, in some cases, within 30 days after the event giving rise to the redemption. Upon a termination other than for cause or a resignation other than by mutual agreement, the executive only receives 75% of the appreciation value on the vested portion. In the event of a sale of the Company, the executive officer receives the appreciation value on the same schedule as the other shareholders.

Named Executive Officer	Fiscal Year	Nonqualified Deferred Compensation Plan Earnings*	Increased Value of SARs during Fiscal Year	Aggregate Value of SARs as of Fiscal Year End
John J. Kerin	2013	$203,952	$69,621	$7,824,759
	2012	$163,171	$1,193,576	$7,755,138

Gene A. Berman	2013	$92,517	$201,192	$1,384,534
	2012	$25,015	$652,108	$1,183,342

Hessam Nadji	2013	—	$26,838	$2,985,047
	2012	—	$460,865	$2,958,209

*	See Note 4 to our consolidated financial statements for a discussion of the method of calculating earnings on amounts in the Nonqualified Deferred Compensation Plan.
(4)	The following tables reflects the breakout of the items included in the “All Other Compensation” column for 2013:

	Kerin	Berman	Nadji
Auto Benefit	$24,124	$23,239	$27,304
Health Insurance	13,091	6,536	20,328
Life Insurance	216	216	216

Total for Other	$37,431	$29,991	$47,848

Outstanding Equity Awards at Fiscal Year End

None of our named executive officers had any outstanding equity awards as of December 31, 2013. For further information regarding the DSUs granted to our named executive officers, see the discussion under the heading “Nonqualified Deferred Compensation.”

Employment Agreements

We entered into an employment agreement with John J. Kerin, our President and Chief Executive Officer, dated as of July 1, 2010, as amended. The employment agreement has no specific term and constitutes at-will employment. For 2013, in addition to a current annual base salary of $400,000, Mr. Kerin is eligible to receive an annual discretionary incentive of up to 4% of our fiscal year-end pre-tax profit, up to a maximum of four times the base salary actually paid to Mr. Kerin during the fiscal year. The employment agreement also contains non-competition and non-disclosure provisions.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

The following table shows the contributions and earnings during 2013, and account balance as of December 31, 2013, for our named executive officers under the Marcus & Millichap Real Estate Investment Brokerage Company DCP (the “NDQC Plan”), the SARs or the 2013 Omnibus Equity Incentive Plan (the “2013 Equity Plan”), as the case may be:

Nonqualified Deferred Compensation—Fiscal 2013

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
John J. Kerin	NQDC Plan	—	—	203,952	—	203,952
	SARs	7,755,138	—	69,621	—	7,824,759
	2013 Equity Plan	5,000,000	—	1,200,248	—	6,200,248

Gene A. Berman	NQDC Plan	—	—	92,517	—	92,517
	SARs	1,183,342	—	201,192	—	1,384,534
	2013 Equity Plan	6,900,000	—	1,648,547	—	8,548,547

Hessam Nadji	SARs	2,958,209	—	26,838	—	2,985,047
	2013 Equity Plan	2,100,000	—	463,426	—	2,563,426

(1)	The executive contributions amount under the SARs represents the value of the fully vested SARs based on the value on December 31, 2012. The executive contribution amount under the 2013 Equity Plan represents the grant date cash value of the fully vested DSUs.
(2)	The SAR and NQDC Plan earnings are included in the Summary Compensation Table because such earnings were determined to be preferential or above-market. The earnings on the SARs are based on the change in value from December 31, 2012 until March 31, 2013 when the value of the SARs was fixed. The Account Balance for the SARs was not credited with any additional earnings in fiscal 2013 other than the appreciation as of the date the Account Balance was fixed on March 31, 2013. The earnings related to the 2013 Equity Plan represent a change in the value of the underlying deferred company stock during fiscal 2013.
(3)

The following amounts included in this column for the NQDC Plan also have been reported in the Summary Compensation Table as compensation for 2013: Mr. Kerin, $203,952; Mr. Berman, $92,517 and Mr. Nadji $0. The following amounts included in this column for the SARs also have been reported in the Summary

Compensation Table as compensation for 2013: Mr. Kerin, $69,621; Mr. Berman, $201,192; and Mr. Nadji, $26,838. The following amounts included in this column for the fully vested DSUs under the 2013 Equity Plan also have been reported in the Summary Compensation Table as compensation for 2013: Mr. Kerin, $3,767,587; Mr. Berman, $5,194,533; and Mr. Nadji $1,557,668. The deferred equity amounts included in the table above are the full cash value as determined based on the closing share price of our common stock on December 31, 2013 as reported by the NYSE, which was $14.90.

The amounts deferred pursuant to the NQDC Plan are reflected as a bookkeeping account maintained on behalf of each participant in the NQDC Plan. The NQDC Plan generally allows participants to defer compensation in excess of the qualified plan limits. The aggregate earnings for fiscal year 2013 reflect the additions to the bookkeeping accounts for the participants based on their deemed investment elections with respect to the amounts held in their accounts. Participants can elect among lump sum and installment distribution provisions that commence on a fixed date in the future or upon termination of employment.

The amounts deferred pursuant to the SARs are reflected as a bookkeeping account maintained on behalf of that holders of the SARs. The initial account balances for the SARs were fixed for all individuals on March 31, 2013. The Company will begin to accrue interest starting on January 1, 2014 based on SAR account balances. Thereafter, the account balances will be credited with earnings each January 1, commencing on January 1, 2015, based on an earnings rate equal to the rate for a 10-Year Treasury Note as in effect on the date earnings are credited plus 200 basis points. Upon a payment event, the Account Balance is paid to the executive in 10 annual installments, with the first installment due within 30 days after the end of year in which the termination occurs or, in some cases, within 30 days after the event giving rise to the redemption. Upon a termination other than for cause or a resignation other than by mutual agreement, the executive only receives 75% of the appreciation value on the vested portion. In the event of a sale of the company, the executive officer receives the appreciation value on the same schedule as the other shareholders.

We granted fully vested DSUs to the named executive officers under the 2013 Equity Plan in connection with our IPO to replace the existing beneficial ownership represented by the frozen SARs that are settled in actual stock at a rate of 20% per year if the executive officer remains employed by us during that period (or otherwise all unsettled shares of stock upon termination of employment will be settled five years from the termination date). In addition, the formula settlement value of all outstanding shares of stock held by our executive officers will be removed, but all such shares of stock will be subject to sales restrictions that lapse at a rate of 20% per year for five years if the executive officer remains employed by us. Additionally, in the event of death or termination of employment after reaching the age of 67, 100% of the DSUs will be settled and 100% of the shares of stock will be released from the resale restriction. Further, 100% of the shares of stock will be released from the resale restriction upon the consummation of a change of control of the Company.

Severance and Change in Control Benefits

In the event of a change in control of the Company, the executive officer will receive their full Account Balance related to their SARs upon the consummation of the change in control.

Director Compensation

Our Board previously adopted a director compensation policy. Each independent director receives fees for their services as follows:

•	Board Member—$50,000 per year;

•	Chairman of the Board—$50,000 per year;

•	Chair of Audit Committee—$15,000 per year, other Audit Committee members—$10,000 per year,

•	Chair of Compensation Committee—$10,000 per year, other Compensation Committee members—$5,000 per year; and

•	Chair of Nominating and Corporate Governance Committee—$10,000 per year, other Nominating and Corporate Governance Committee members—$5,000 per year.

In connection with the IPO, each non-employee director received a restricted stock grant of 5,000 shares. For each annual meeting after the IPO, each non-employee director is also entitled to receive an annual restricted stock grant on the date of our annual meeting equal to $60,000 divided by the fair market value of our common stock on the date of grant.

Director Compensation Table

The following table sets forth the total compensation for our non-employee directors for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)	Total ($)
Norma J. Lawrence	16,250	60,000		—	76,250
George M. Marcus	15,000	60,000		—	75,000
Nicholas F. McClanahan	15,000	60,000		—	75,000
William A. Millichap	13,750	814,506	(2)	—	828,256
George T. Shaheen	16,250	60,000		—	76,250
Don C. Watters	17,500	60,000		—	77,500

(1)	This column represents the aggregate grant date fair value of restricted stock and DSUs granted in 2013, computed in accordance with ASC 718. In connection with the IPO, each non-employee director received a grant of 5,000 shares of restricted stock and the value represented here is based on the 5,000 shares multiplied by the IPO price of $12.00 to reflect the grant of the shares of restricted stock on the date of the IPO. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors. The restricted stock grants vest 33-1/3% per year on the first, second and third anniversary of the date of grant.
(2)	Includes DSUs granted to William A. Millichap, our Co-Chairman, in connection with the IPO, which were fully vested upon receipt but will be settled in actual stock at a rate of 20% per year.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2014 with respect to:

•	each of our directors and named executive officers;

•	all directors and executive officers as a group; and

•	each person who is known to own beneficially more than 5% of our common stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the stockholder actually owns beneficially or of record;

•	all shares over which the stockholder has or shares voting or investment power; and

•	all shares the stockholder has the right to acquire within 60 days.

Unless otherwise indicated, all shares are or will be owned directly, and the indicated person has or will have sole voting and investment power. Except as otherwise noted, the address of each person listed in the table is c/o Marcus & Millichap, Inc., 23975 Park Sorrento, Suite 400, Calabasas, California 91302.

Beneficial ownership is determined in accordance with the rules of the SEC. The applicable percentage of ownership for each stockholder prior to the offering is based on 36,600,897 shares of common stock outstanding as of March 1, 2014. The amounts in the table do not include DSUs issued to executive officers in connection with the IPO since the shares issuable upon settlement of the DSUs cannot be received within 60 days from the date of this Proxy Statement. See “Certain Relationships and Related Transactions—IPO Related Equity Grants” for more information about the DSUs granted to our named executive officers and Mr. Millichap.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders:
Phoenix Investments Holdings LLC(1)	25,941,987	70.9%

Named Executive Officers and Directors:
John J. Kerin(2)	1,155,468	3.2%
Gene A. Berman(3)	709,257	1.9%
Hessam Nadji(4)	456,212	1.3%
George M. Marcus(5)	25,946,986	70.9%
William A. Millichap(6)	5,000	*
Norma J. Lawrence(6)	5,000	*
George T. Shaheen(6)	5,000	*
Don C. Watters(6)	5,000	*
Nicholas F. McClanahan(6)	5,000	*

All executive officers and directors as a group (11 persons)	28,598,397	78.1%

*	Indicates beneficial ownership of less than 1%.
(1)	George M. Marcus owns substantially all of the membership interests of Phoenix Investments Holdings LLC. Mr. Marcus has voting and investment power with respect to the shares held by Phoenix Investments Holdings LLC of which Ionian Investments Manager LLC is the managing member, for which Mr. Marcus serves as the managing member. Mr. Marcus disclaims beneficial ownership of shares held by Phoenix Investment Holdings LLC except to the extent of his pecuniary interest therein.
(2)	Excludes 416,124 shares issuable upon the settlement of DSUs.
(3)	Excludes 573,728 shares issuable upon the settlement of DSUs.
(4)	Excludes 172,042 shares issuable upon the settlement of DSUs.

(5)	Comprised of (i) 25,941,987 shares held by Phoenix Investments Holdings LLC, of which Ionian Investments Manager LLC is the managing member, for which George M. Marcus is the sole member and (ii) 5,000 shares of restricted stock issued to Mr. Marcus in his capacity as a non-employee director in connection with the IPO. Mr. Marcus has voting and investment power with respect to the shares held by Phoenix Investments Holdings LLC. Mr. Marcus disclaims beneficial ownership of shares held by Phoenix Investment Holdings LLC except to the extent of his pecuniary interest therein.
(6)	Comprised of 5,000 shares of restricted stock issued to the non-employee directors in connection with the IPO.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2013, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below, some of which represent continuing transactions from prior periods.

Relationship with Marcus & Millichap Company

The following are certain related party transactions between MMC and us. Prior to the spin-off of MMC’s real estate investment services business (the “Spin-Off”), MMC was our majority shareholder and was controlled by George M. Marcus, our co-Chairman. Under a shared services arrangement with MMC, MMC provided services and certain office space to us. In 2013, we paid $620,032 to MMC pursuant to this arrangement. This arrangement was replaced by a transition services agreement between us and MMC which became effective upon the completion of our IPO. The transition services agreement grants us the right to continue to use some of MMC’s services and resources related to our corporate functions, including employee benefits administration and medical insurance coverage, corporate legal services and accounting systems management. We pay MMC mutually agreed-upon fees for these services, which are based on MMC’s costs of providing the transition services, without any markup. In 2013, we incurred $823,513 to MMC pursuant to the transition services agreement and of this amount $317,607 was paid and the remaining $505,906 was accrued. Of this amount, $687,086 was incurred for reimbursement to MMC of certain medical insurance costs. Under the agreement, we are able to use MMC’s services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. We may terminate the agreement or any of the specified services for any reason with 60 days prior written notice to MMC. We do not have any obligation to continue to use MMC’s services after the agreement expires. Generally, each party agreed to indemnify the other party and their respective directors, officers, employees and agents against losses resulting from the transition services, except to the extent of the service provider’s gross negligence or intentional misconduct, not to exceed the amount of fees paid to the service provider.

MMC also procured insurance and other miscellaneous services for us. In 2013, we reimbursed MMC $3,697,066 for these insurance coverages and other miscellaneous services procured for us.

We occasionally represent MMC or its affiliates in sales and financing transactions and receive commissions and financing fees from MMC or its affiliates for these transactions. In 2013, MMC and its affiliates paid us $735,188 in real estate brokerage commissions and financing fees, net of expenses.

We lease our office in Palo Alto, covering approximately 12,000 square feet, from MMC under a lease that expires in April 2015. In 2013, we paid $397,977 to MMC under this lease.

In September 2011, we and some of our subsidiaries entered into a guaranty in connection with a credit agreement by and among MMC and various financial institutions. As guarantors, we unconditionally guaranteed the payment and performance of the obligations of MMC and related expenses. We were released from the guaranty in connection with the Spin-Off and the IPO.

In connection with the Spin-Off, we entered into a contribution agreement with the shareholders of Marcus & Millichap Real Estate Investment Services, Inc. (“MMREIS”), including MMC, the majority shareholder of MMREIS. Pursuant to the contribution agreement, MMC contributed its approximately 88% interest in MMREIS’ common stock and 100% of MMREIS’ preferred stock to us (the “Contribution”), and the remaining MMREIS shareholders contributed all of their shares of MMREIS common stock, constituting all of the outstanding capital stock of MMREIS, to us, in exchange for shares of our common stock. As a result, MMREIS became our wholly owned subsidiary. MMC and the other MMREIS shareholders provided customary representations and warranties regarding authority, ownership of shares, accredited investor status and securities laws compliance.

Tax Matters Agreement

Allocation of taxes. We entered into a tax matters agreement with MMC immediately prior to the completion of our IPO that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement:

•	MMC is responsible for all income taxes of the MMC affiliated group (and any related interest, penalties or audit adjustments and including those taxes attributable to our business) allocable to any tax period ending on or before the last date on which we qualify as a member of the affiliated group (as defined in Section 1504 of the Code of which MMC is the common parent (the “Deconsolidation Date”) (or the portion of a period before the Deconsolidation Date in the case of a tax period beginning before and ending after the Deconsolidation Date). In this regard, MMC is responsible for any income taxes resulting from gain from any deferred intercompany transactions or excess loss account that arises as a result of MMC’s distribution to its shareholders, on a pro rata basis, of at least 80% of the equity interest in our shares (the “Distribution”). MMC and its subsidiaries other than us and our subsidiaries are responsible for all taxes other than income taxes that they incur for all periods; and

•	we are responsible for income taxes (and any related interest, penalties or audit adjustments) attributable to us and our subsidiaries for any tax period beginning after the Deconsolidation Date (or the portion of a period after the Deconsolidation Date in the case of a tax period beginning before and ending after the Deconsolidation Date). We and our subsidiaries are also responsible for all taxes other than income taxes that we incur for all periods.

We and MMC are required to cooperate in good faith in apportioning any tax attributes between us and MMC. We do not make payments to MMC, and MMC does not make payments to us, in consideration for such tax attributes.

MMC is responsible for preparing and filing any income tax returns with respect to the MMC affiliated group, including us and our subsidiaries, for periods through the Deconsolidation Date. We are responsible for preparing and filing any income tax returns with respect to our affiliated group for any tax period beginning after the Deconsolidation Date and for tax returns other than income tax returns for all periods.

MMC generally has exclusive authority to control tax contests related to any income tax returns covering periods prior to the Deconsolidation Date. We have exclusive authority to control tax contests with respect to tax returns relating to taxes for which we or our subsidiaries have the payment responsibility under the agreement.

Preservation of the tax-free status of the Contribution, the Debt-for-Equity Exchange and the Distribution. We and MMC intended that MMC’s contribution of its MMREIS common stock and preferred stock to us, which we refer to as the Contribution, the Debt-for-Equity Exchange and the Distribution, qualify as a “reorganization” pursuant to which no gain or loss would be recognized by us, MMC, or the MMC shareholders for federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Code.

MMC received a private letter ruling from the IRS to the effect that, among other things, the Contribution, the Debt-for-Equity Exchange and the Distribution qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Code. In addition, MMC received an opinion of counsel regarding the tax-free status of these transactions.

We and MMC are prohibited from taking any action, or failing to take any action, (i) where such action or failure to act is inconsistent with any representation made in obtaining the IRS private letter ruling or the opinion of counsel referred to above or (ii) which adversely affects or could reasonably be expected to adversely affect the tax-free status of the Contribution, the Debt-for-Equity Exchange or the Distribution. In addition, during the time period ending two years after the date of the Distribution, we and MMC and our respective affiliates are precluded from ceasing to be engaged in the active trades or businesses relied upon in obtaining the IRS private letter ruling. During this same period we are precluded from taking any action or actions which, in the aggregate, have the effect of causing or permitting one or more persons to acquire a fifty percent or greater interest in us, as determined under Section 355 of the Code (unless we obtain a letter ruling from the IRS or an opinion of counsel acceptable to MMC that such actions will not affect the tax-free treatment of the Contribution, the Debt-for-Equity Exchange or the Distribution). This last-mentioned restriction could have the effect of precluding us from undertaking stock issuances or acquisitions that would otherwise be advantageous to us and our stockholders.

We have agreed to indemnify MMC and its affiliates against any and all tax-related liabilities incurred by them relating to the Contribution, the Debt-for-Equity Exchange or the Distribution to the extent caused by a breach of our tax-related restrictions described in the preceding paragraph. This indemnification provision will apply even if MMC has permitted us to take an action that would otherwise have been prohibited under such restrictions. Likewise, MMC has agreed to indemnify us and our affiliates against all tax-related liabilities incurred by us or our affiliates relating to the Contribution, the Debt-for-Equity Exchange or the Distribution to the extent caused by a breach of MMC’s tax-related restrictions.

Separation Agreement

We entered into a separation agreement with MMC immediately prior to the completion of our IPO that governs our relationship with MMC.

Transfer of Equity Interests and Cooperation. The separation agreement provides that, prior to the Distribution, we and MMC were required to cooperate and take all actions required to carry out the intent of the Contribution and the Distribution.

Further assurances. Each of the parties agreed to cooperate with the other party and use commercially reasonable best efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable under applicable law, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement.

Indemnification. Generally, each party agreed to indemnify, defend and hold harmless the other party and its subsidiaries (and each of their affiliates) and their respective officers, employees and agents from and against any and all losses relating to, arising out of or resulting from: (i) liabilities assumed by the indemnifying party and (ii) any breach by the indemnifying party or its subsidiaries of the separation agreement and the other agreements described in this section (unless such agreement provides for separate indemnification). The separation agreement also specified procedures with respect to claims subject to indemnification.

Mutual releases. Generally, each of MMC and us agreed to release the other party from any and all liabilities. The liabilities released included liabilities arising under any contract or agreement, existing or arising from any acts or events occurring or failing to occur or any conditions existing before the completion of the IPO.

Insurance. Our directors and officers obtained coverage under a directors’ and officers’ insurance program established by us at our expense. Our directors and officers will not continue to be covered under MMC’s existing insurance program. We have arranged for our own insurance policies and will not benefit from any of

MMC’s or its affiliates’ insurance policies that may provide any such coverage. The agreement also sets forth procedures for the administration of insured claims and allocates the right to claim coverage and control over the prosecution and defense of claims.

Term. The separation agreement will continue unless terminated by us and MMC.

Agreements with Management

Buy-Sell Agreements

Prior to the IPO, we entered into buy-sell agreements (“Buy-Sell Agreements”) with each of our executive officers: John J. Kerin, Martin E. Louie, Gene A. Berman, William E. Hughes, Jr. and Hessam Nadji. The Buy-Sell Agreements restrict the executive officers’ rights to transfer or dispose of their shares by requiring our written consent prior to any disposition of such shares. Under the Buy-Sell Agreements, we have a right of first offer to purchase the shares. If the executive officers terminate their employment with us for reasons other than death, disability or by mutual agreement, they are required to sell all of their shares of our stock; however, we are not required to purchase their shares. The Buy-Sell Agreements also contain certain covenants, including non-solicitation and non-competition provisions, restricting the executive officers for three years after any repurchase of their shares.

The Buy-Sell Agreements were terminated upon (i) the consummation of our IPO and (ii) the executive officer’s execution of a sale restriction agreement in the form filed as an exhibit to our registration statement on Form S-1, filed September 23, 2013 with the SEC.

Compensation Arrangements with Management

For information about compensation arrangements with our management, see “Compensation of the Named Executive Officers and Directors.”

IPO Related Equity Grants

In connection with our IPO, the vesting of all unvested restricted stock and all unvested SARs, including those held by our executive officers, was accelerated. The SARs were frozen at the liability amount calculated as of March 31, 2013, which will be paid out to each executive officer in installments upon retirement or departure from the Company under the terms of the existing program. The frozen SAR account balance will be credited with interest on an annual basis. To replace the beneficial ownership in the SARs, the difference between the book value liability and the fair value of the awards, which is based on our enterprise value as of the effectiveness of the IPO, was granted to the executive officers effective upon the closing of the IPO, in the form of DSUs.

We granted our executive officers DSUs as follows: DSUs with a fair value of $3.8 million to John J. Kerin; DSUs with a fair value of $2.4 million to Martin E. Louie; DSUs with a fair value of $5.2 million to Gene A. Berman; DSUs with a fair value of $1.6 million to William E. Hughes, Jr.; and DSUs with a fair value of $1.6 million to Hessam Nadji. The DSUs were fully vested upon receipt but will be settled in actual stock at a rate of 20% per year if the executive officer remains employed by us during that period (or otherwise all unsettled shares of stock upon termination of employment will be settled five years from the termination date). In addition, the formula settlement value of all outstanding shares of stock held by our executive officers will be removed, but all such shares of stock will be subject to sales restrictions that lapse at a rate of 20% per year for five years if the executive officer remains employed by us. Additionally, in the event of death or termination of employment after reaching the age of 67, 100% of the DSUs will be settled and 100% of the shares of stock will be released from the resale restriction. Further, 100% of the shares of stock will be released from the resale restriction upon the consummation of a change of control.

We also granted DSUs with a fair value of $754,506 to William A. Millichap, our Co-Chairman, effective as of the closing of the IPO, which were fully vested upon receipt but will be settled in actual stock at a rate of 20% per year.

Policies and Procedures for Related Party Transactions

Our Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person.

ADDITIONAL MEETING INFORMATION

Meeting Admission. You are entitled to attend the annual meeting only if you were a holder of our common stock as of the close of business on March 10, 2014 or hold a valid proxy for the annual meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with American Stock Transfer & Trust Company, LLC (“registered holders”), the inspector of elections will have your name on a list, and you will be able to gain entry with a form of photo identification. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the annual meeting in person, you will not be admitted to attend the annual meeting in person.

Proxy Solicitation. We will bear the expense of soliciting proxies. Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, facsimile or otherwise. We are required to request that brokers, banks, and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.

Inspector of Elections. American Stock Transfer & Trust Company, LLC has been engaged as our independent inspector of elections to tabulate stockholder votes for the annual meeting.

Stockholder List. Our list of stockholders as of March 10, 2014 will be available for inspection at our principal executive office (23975 Park Sorrento, Suite 400, Calabasas, California 91302) for 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, call our Finance Department at (818) 212-2250 to schedule an appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2013 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

2015 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the proxy statement for our 2015 Annual Meeting of Stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive office (23975 Park Sorrento, Suite 400, Calabasas, California 91302) in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on November 21, 2014.

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2015 Annual Meeting of Stockholders, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between January 6, 2015 and February 5, 2015, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2015 Annual Meeting of Stockholders is held more than 30 days from the anniversary of the 2014 Annual Meeting of Stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day before the 2015 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the 2015 Annual Meeting of Stockholders that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

March 21, 2014

By Order of the Board of Directors,

John J. Kerin

President and Chief Executive Officer

Appendix A

MARCUS & MILLICHAP, INC.

EXECUTIVE SHORT-TERM INCENTIVE PLAN

(Adopted by the Board of Directors on March 13, 2014

and approved by the Company stockholders on , 2014)

1.	PURPOSE

The purpose of the Marcus and Millichap, Inc. Executive Short-Term Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward eligible employees for their contributions toward the achievement of certain Performance Goals (as defined below) by Marcus & Millichap, Inc. (together with its subsidiaries, the “Company”). The Plan is designed with the intention that the incentives paid hereunder to certain Executive Officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). However, the Company can not guarantee that awards under the Plan will qualify for exemption under Code Section 162(m) and circumstances may present themselves under which Awards under the Plan do not comply with Code Section 162(m) whether intended or not. The adoption of the Plan as to current and future Covered Employees and Executive Officers is subject to the approval of the Company’s stockholders.

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a) “Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Committee” means the Compensation Committee of the Board or another Committee designated by the Board that, to the extent required to qualify any compensation paid hereunder as “performance-based” compensation within the meaning of Code Section 162(m), is comprised of two or more “outside directors” as defined in Code Section 162(m). The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date, the Plan shall be administered by the Compensation Committee of the Board.

(d) “Covered Employee” shall mean a covered employee within the meaning of Code Section 162(m) and the Treasury Regulation and guidance promulgated thereunder.

(e) “Effective Date” means the day the Plan is approved by the stockholders of the Company.

(f) “Executive Officer” shall mean an executive officer within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended

(g) “Participant” means any officer or employee of the Company who is designated as a Participant by the Committee.

(h) “Performance Goal” means a formula or standard determined by the Committee with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Committee: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, stock-based compensation expense, depreciation and/or amortization; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) capital expenditures, cost targets, reductions and savings and expense management; and (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic or product specialty expansion, recruitment and retention goals, or objective customer or agent satisfaction , and objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions, each with respect to the Company and/or one or more of its affiliates or operating units. Awards issued to Participants who are not subject to the limitations of Code Section 162(m) or Awards to Participants that are not intended to comply with the requirements of Code Section 162(m) may, in either case, take into account other factors (including subjective factors). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, and/or (vi) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(i) “Performance Period” means any period not exceeding thirty-six (36) months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(j) “Plan” means this Marcus & Millichap, Inc. Executive Short-Term Incentive Plan, as amended from time to time.

3.	ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of Performance Goals, the amount of Awards payable under the

Plan, and the payment of Awards. The Committee shall also have the discretionary authority to establish rules under the Plan so long as such rules do not explicitly conflict with the terms of the Plan and any such rules shall constitute part of the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee may delegate its administrative authority in whole or in part with respect to Awards issued to Participants who are not current or future Covered Employees or Executive Officers.

4.	ELIGIBILITY

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5.	AMOUNT OF AWARDS

With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal(s) to be met during such Performance Period(s). With respect to Participants who are or may become subject to Code Section 162(m), the establishment of the Performance Period(s), the applicable Performance Goals and the targets shall occur in compliance with and to the extent required by the rules of Code Section 162(m).

The maximum amount of any Award that can be paid under the Plan to any Participant during any Performance Period is $5,000,000. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m), the Committee reserves the right, in its sole discretion, to increase the amount of an Award otherwise payable to a Participant with respect to any Performance Period. No compensation may be provided under the Plan to Covered Employees in excess of the forgoing limitation.

6.	PAYMENT OF AWARDS

(a) Unless otherwise determined by the Committee, a Participant must be actively employed (or on a qualified leave of absence) and in good standing with the Company on the date the Award is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the Committee in its sole discretion.

(b) Any distribution made under the Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award but may occur prior to the end of the Performance Period with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m); provided, that no Award shall become payable to a Participant who is subject to the limitations of Code Section 162(m) with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Code Section 409A, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

7.	GENERAL

(a) TAX WITHHOLDING. The Company shall have the right to deduct from all Awards any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(b) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c) BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d) NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e) SUCCESSOR. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(f) INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(g) EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(h) PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(i) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(j) INTENT. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other Participants, the Plan may be operated without regard to the constraints of Code Section 162(m).

(k) GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law. No Award made under the Plan shall be intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

(l) AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

MARCUS & MILLICHAP, INC.

Proxy for Annual Meeting of Stockholders on May 6, 2014

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John J. Kerin and Martin E. Louie as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Marcus & Millichap, Inc. held of record by the undersigned at the close of business on March 10, 2014 at the Annual Meeting of Stockholders to be held May 6, 2014 at 2:00 p.m. Pacific Time at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

MARCUS & MILLICHAP, INC.

May 6, 2014

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18576

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20230300000000000000 4 050614

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

1. Election of two class I directors:

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the

NOMINEES:

year ending December 31, 2014.

FOR ALL NOMINEES

John J. Kerin

Norma J. Lawrence

FOR

AGAINST

ABSTAIN

WITHHOLD AUTHORITY

3. To approve the adoption of the Executive Short-Term Incentive

FOR ALL NOMINEES

Plan.

FOR ALL EXCEPT

(See instructions below)

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2 and “FOR” Proposal 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.